EDITORIAL CONTACTS:                         INVESTOR RELATIONS CONTACT:

Kellie DiNaro                               Rosie Sundell
Gadzoox Networks                            Gadzoox Networks
408-361-6229                                408-360-6011
kdinaro@gadzoox.com                         rsundell@gadzoox.com

Elisabeth Monaghan
The Hoffman Agency
720-904-3790

                     GADZOOX NETWORKS REPORTS FOURTH QUARTER
                                    EARNINGS

SAN JOSE, CALIF.--(PR NEWSWIRE)--APRIL 30, 2001--Gadzoox Networks, Inc. (Nasdaq:ZOOX) a provider of Storage Area Network (SAN) products, today reported financial results for its year-end and fourth quarter of fiscal 2001.

During last quarter's conference call, the Company stated that it expected revenues to increase by 25% during the fourth fiscal quarter, and continuing on that rate of quarterly growth throughout fiscal 2002. Citing effects of the softening economy, on March 29th, the Company revised revenue estimates for the fourth fiscal quarter to a range of $6.0 to $6.5 million. Consistent with that guidance, the company today posted fiscal fourth quarter revenue of $6.4 million.

In addition the Company announced the following fourth quarter financial adjustments:
     - $5.0 million charge for excess and obsolete inventories, primarily the result of lower revenue forecasts and discontinued product development efforts;
     - $3.2 million charge for restructuring and other expenses related to properly sizing the organization and maintaining focus on core business;
     - $17.8 million charge for impairment of long-term assets, primarily relating to the write-off of the goodwill that arose from the SmartSAN acquisition; and
     - Adoption of a sell-through revenue recognition policy for distributors. This change was made effective April 1, 2000 as a change in accounting principle. The change resulted in an increase in revenue and net income of $0.1 million for the fourth quarter of fiscal 2001.

Without the financial adjustments, earnings for the fourth quarter, excluding amortization, was a loss of 48 cents per share. Including adjustments, but excluding impairments and amortization, EPS loss was 77 cents per share. This compares to a loss of 39 cents per share, excluding amortization, for the prior quarter. Gross margin for the quarter, before inventory adjustment charges, was 45%, compared to 40% in the prior quarter, or negative 32% when inventory charges are included.




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"The last few months have been challenging for Gadzoox Networks and many other high technology companies, and we have responded quickly and appropriately to the sudden changes in the economic environment by reducing costs and adjusting our business model and efforts accordingly", stated Michael Parides, Gadzoox Networks, President and CEO. "Overall, we view the past fiscal year as a period of significant transition and progress for the company, and are confident that we have focused the business and positioned the company for long-term success."

The Company's Fiscal 2001 Highlights
Throughout the fiscal year, the Company made significant progress toward building a foundation for improved execution and business success.

     - Built a new management team capable of profitably growing the business;

     - Eliminated non-core products and product development efforts to focus on delivering leadership products in the fibre channel fabric switching market;

     - Expanded relationships with existing OEM customers, such as Compaq and Hewlett-Packard; and

     - Led the market in the transition to standards-based 2Gb fibre channel fabric switching technology.

Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

     - Revenue is expected to remain flat for the next two quarters, compared to the fourth quarter of fiscal 2001. Depending upon the OEM adoption of Slingshot, the Company's new 2 Gb Open Fabric switch, revenue in the third and fourth quarters of fiscal 2002 is projected to grow 40-70% sequentially quarter over quarter.

     - Gross margin estimates remain the same for the next two quarters at a range of 40-45%. The Company expects gross margins to begin to increase to the 45-50% range by the third fiscal quarter of 2002 as the next generation of products achieve volume ramp.

     - Operating expenses for the fourth fiscal quarter of 2001 were reduced across the organization by approximately 20%. In the first fiscal quarter of 2002, the company anticipates quarterly operating expenses to be in the $13.5 million range, and remain flat throughout each other quarter in fiscal 2002.

     - Cash and short-term investment balance ended the fourth fiscal quarter at $10.9 million, compared to $25.4 million at the end of the third quarter, a decrease of $14.5 million. Due to its reduction in operating expenses, the Company expects a substantial decrease in cash use throughout fiscal 2002. Cash use for each of the next two quarters is expected to be in the range of $5 to $6 million. The Company is currently exploring financing alternatives to raise the capital needed to fund the fiscal 2002 plan.


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In closing, Parides stated, "While uncertainty about the duration of the external factors driving this quarter's results is causing us to be more cautious in our outlook, we strongly believe that we now have an excellent foundation in place for fiscal 2002. With the introduction of our market-leading 2Gb Open Fabric switch, we are confident that our business will rebound with the return of a growing economy."

The Company will be holding a conference call at 2:30 p.m. PST on April 30, 2001 to discuss results and answer questions. Interested parties are invited to participate either by phone or live webcast.

To obtain the conference call information, go to www.gadzoox.com/ir. The live webcast can be accessed at www.gadzoox.com/ir.

The foregoing statements regarding anticipated results for the next fiscal year ending March 31, 2002 and the Company's future prospects, performance such as expectations for future product development and deployment including development and deployment of a fibre channel fabric switch and other future products, inventory usage, sales and marketing and general and administrative activities, the sufficiency of the Company's cash balances to maintain operations and its ability to operate as a going concern, and the evolution of SAN capabilities and the market for SAN products. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to market acceptance of the Company's new products, in particular the Slinshot 2 Gigabit open fabric switch, and the speed at which customers adopt current and new products for SANs; the Company's dependence on a limited number of products, a significant portion of which are sold to a limited number of partners including OEM and distribution channel partners; the availability of capital; the ability and willingness of the Company's distribution channel partners to sell the Company's products; the Company's dependence on a limited number of customers; growth rates of the market segment within which the Company participates; the Company's ability to develop, introduce, ship and support new products; the Company's ability to meet future capital requirements; competition in the Company's industry and the timing of new technology and product introductions; the ability to retain and hire skilled personnel; and the Company's dependence on its contract manufacturer. These and other risks are further described under the caption "Risk Factors" beginning on page 22 in the Company's quarterly report on Form 10-QA for the fiscal quarter ended December 31, 2000. We assume no obligation to update any such forward-looking statements.

ABOUT GADZOOX NETWORKS

Gadzoox Networks, the first company to announce and demonstrate 2 Gb open fabric switch technology, offers intelligent Storage Area Network (SAN) products that free IT managers from the increasing challenges of managing greater amounts of data with limited resources. Gadzoox Networks' industry-leading storage networking products improve backup and restore, enable high availability, accelerate performance, and reduce storage management costs. Gadzoox Networks is a voting member of the Storage Networking Industry Association (SNIA), with corporate headquarters located in San Jose, California. For more information about Gadzoox Networks' products and technology advancements in the SAN industry, visit the Company's Web site at www.gadzoox.com.

                             GADZOOX NETWORKS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                           Three Months Ended           Twelve Months Ended
                                                         -----------------------       -----------------------
                                                         Mar. 31,       Mar. 31,       Mar. 31,       Mar. 31,
                                                           2001           2000           2001           2000
                                                         --------       --------       --------       --------
Net revenues ..........................................  $  6,444       $ 15,079       $ 33,290       $ 47,931
Cost of revenues ......................................     8,478          7,486         32,131         26,128
                                                         --------       --------       --------       --------
  Gross margin ........................................    (2,034)         7,593          1,159         21,803
                                                         --------       --------       --------       --------
Operating expenses:
  Research and development ............................     8,532          5,303         29,369         18,223
  Sales and marketing .................................     6,301          5,094         23,667         11,638
  General and administrative ..........................     1,915          1,698          7,644          4,285
  In-process research & development ..................       --             --            4,900           --
  Amortization of goodwill and intangible assets ......       698           --            3,842           --
  Impairment of long lived assets ....................     17,829           --           17,829           --
  Amortization of deferred compensation ...............       109            321            608          1,285
  Restructuring and other expenses ...................      3,176           --            3,176           --
                                                         --------       --------       --------       --------
    Total operating expenses ..........................    38,560         12,416         91,035         35,431
                                                         --------       --------       --------       --------
Loss from operations ..................................   (40,594)        (4,823)       (89,876)       (13,628)
                                                         --------       --------       --------       --------
Total other income, net ...............................       205          1,446          2,332          3,267
                                                         --------       --------       --------       --------
Loss before cumulative effect of
  accounting change ...................................  $(40,389)      $ (3,377)      $(87,544)      $(10,361)
Cumulative effect of change in accounting principle ...      --             --           (5,300)          --
Net Loss ..............................................  $(40,389)      $ (3,377)      $(92,844)      $(10,361)

Basic net loss per share ..............................  $  (1.42)      $  (0.13)      $  (3.32)      $  (0.53)
                                                         ========       ========       ========       ========
Weighted average shares used in computing
  basic net loss per share ............................    28,411         26,441         28,006         19,731
                                                         ========       ========       ========       ========

Pro forma basic net loss per share ....................  $  (1.42)      $  (0.13)      $  (3.32)      $  (0.43)
                                                         ========       ========       ========       ========

Weighted average shares used in computing
  pro forma basic net loss per share ..................    28,411         26,441         28,006         23,960
                                                         ========       ========       ========       ========

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                             GADZOOX NETWORKS, INC.

                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                        Mar. 31,
                                                          2001
                                                       ---------
                                                      (unaudited)
ASSETS
 Current assets:
   Cash and cash equivalents ....................      $  10,939
   Accounts receivable, net .....................          2,922
   Inventories ..................................         10,626
   Prepaid expenses and other current assets ....            961
                                                       ---------
         Total current assets ...................         25,448
Property and equipment, net .....................          8,244
                                                       ---------
Other assets ....................................            795
                                                       ---------
                                                       $  34,487
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Current portion of capital lease obligations ..      $     924
  Accounts payable ..............................          6,176
  Compensation related accruals .................          1,331
  Other accrued liabilities .....................          5,232
                                                       ---------
         Total current liabilities ..............         13,663
Capital lease obligations, net of current portion            403
                                                       ---------
         Total liabilities ......................         14,066
                                                       ---------
Stockholders' equity:
  Common stock ..................................            141
  Additional paid-in capital ....................        153,004
  Deferred compensation .........................           (426)
Accumulated deficit .............................       (132,298)
                                                       ---------
         Total stockholders' equity .............         20,421
                                                       ---------
                                                       $  34,487
                                                       =========


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